Exhibit 99.3

News Release

Uranium Resources Secures Up to $10.8 Million of

Additional Funding from Aspire Capital

CENTENNIAL, Colo., February 4, 2016 – Uranium Resources, Inc. (NASDAQ:URRE; ASX: URI), a leading exploration, development, and uranium production company, announced that today it has entered into a stock purchase agreement with Aspire Capital Fund, LLC, selling 3,560,000 shares of its common stock in a registered direct offering for an aggregate purchase price of US $838,000.00.  There were no underwriting discounts or placement agent fees. The Company intends to use the net proceeds from this transaction for general corporate purposes, which may include technical studies, restoration commitments, capital expenditures and working capital.

Separately, on February 3, 2016, the Company and Aspire Capital also entered into an option agreement by which Aspire Capital granted the Company the right at any time or times prior to April 30, 2017, for the Company to require Aspire Capital to enter into up to two common stock purchase agreements, each having a term of up to 24 months, and  collectively requiring Aspire Capital to purchase up to the aggregate amounts of which shall not exceed $10 million in the aggregate of Company’s common stock (or such lesser amount as the Company may determine) on an ongoing basis when required by the Company.  Upon the execution of the option agreement, the Company issued 900,000 restricted common shares to Aspire Capital as a commitment fee.

The securities in the registered direct offering are being offered by the Company pursuant to a shelf registration statement (File No. 333-196880), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2014.  A prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC.  Copies of the prospectus and prospectus supplement relating to the offering may be obtained at the SEC’s website, http://www.sec.gov.

This news release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. Details of the stock purchase agreement and option agreement were filed with the SEC on Form 8-K earlier today.

About Uranium Resources

Uranium Resources, Inc. (URI) is focused on advancing to near-term production the Temrezli in-situ recovery (ISR) project in Central Turkey. URI also controls extensive exploration properties under nine exploration and operating licenses covering approximately 32,000 acres (over 13,000 ha) with numerous exploration targets, including the potential satellite Sefaatli Project, which is 30 miles (48 km) southwest of the Temrezli Project. In Texas, the Company has two licensed and currently idled processing facilities and approximately 14,000 acres (5,700 ha) of prospective ISR projects. In New Mexico, the Company controls minerals rights encompassing approximately 190,000 acres (76,900 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977, URI also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

1 of 2

About Aspire Capital Fund, LLC

Aspire Capital is a Chicago based institutional investor that takes a fundamental investment approach and invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the proposed common stock purchase agreements under the Option Agreement, the closing of the registered direct offering and use of the proceeds from the registered direct offering are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the Company's ability to raise additional capital in the future; (b) spot price and long-term contract price of uranium; (c) risks associated with our foreign operations, (d) the Company's ability to reach agreements with current royalty holders; (e) operating conditions at the Company's projects; (f) government and tribal regulation of the uranium industry and the nuclear power industry; (g) world-wide uranium supply and demand; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter, including in Turkey; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions, including the proposed transaction with Laramide, and other factors which are more fully described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Uranium Resources Contact:
Robert Winters, Alpha IR Group
929-266-6315
www.uraniumresources.com

2 of 2